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TEXAS LIQUIDS, L.L.C.
Statements of Income
Periods Ended September 30, 1999
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Quarter     Nine Months
                         -------     -----------

Revenues          $32.2          $86.3
Cost of sales          30.6          81.8
                         -----          -----
Gross margin          1.6          4.5
                         -----          -----

Selling, general, and administrative     0.9          2.3
                         -----            -----
Net income               $ 0.7          $ 2.2
                              =====          =====

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